EXHIBIT 16.1
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                      [Arthur Andersen LLP Letterhead]


   Office of the Chief Accountant
   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, DC 20549

   May 21, 2002

   Dear Sir/Madam:

   We have read the first, second, third, fourth and fifth paragraphs of
   Item 4 included in the Form 8-K dated May 21, 2002 of NiSource Inc., Columbia Energy Group and Northern Indiana Public Service Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

   Very truly yours,

   /s/ Arthur Andersen LLP
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   Arthur Andersen LLP


   cc:  Mr. Michael W. O'Donnell
        Executive Vice President and Chief Financial Officer,
        NiSource Inc.